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                                                                    Exhibit A-11


                        THE COMMONWEALTH OF MASSACHUSETTS
                             William Francis Galvin
                            Secretary of Commonwealth
              One Ashburton Place, Boston, Massachusetts 02108-1512

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

                                    ARTICLE I

                      The exact name of the corporation is:

                                 EnergySPE, Inc.

                                   ARTICLE II

      The purpose of the corporation is to engage in the following business activities:

To manage and provide, directly or indirectly, energy management services and to carry on all activities and provide all services related thereto;

                                       AND

To carry on any business or other activity itself, through a wholly or partially owned subsidiary or affiliate, or as a joint venture with, partner or, as an investor in, or any other arrangement with any other corporation, trust, firm, entity or individual which may be lawfully carried on by a corporation organized under Chapter 156B of the General Laws of Massachusetts, as amended, whether or not related or connected to those purposes specifically referred to herein.
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                                   ARTICLE III

State the total number of shares par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE                                 WITH PAR VALUE

TYPE       NUMBER OF SHARES          TYPE         NUMBER OF SHARES     PAR VALUE

COMMON                               COMMON       200,000              1.00

PREFERRED                            PREFERRED    0                    0


                                   ARTICLE IV

If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.

Not Applicable

                                    ARTICLE V

Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors of stockholders, or of any class of stockholders:

SEE CONTINUATION SHEET ON WHICH ITEMS 6A, 6B, 6C, 6D, 6E, AND 6F ARE INCLUDED AND INCORPORATED HEREIN.

                                   ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

ARTICLE VIII

The information contained in Article VIII is not a permanent part of the Articles of Organization. a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:

300 Friberg Parkway, Westborough, Massachusetts, 01581

b. The name, residential address and post office address of each director and officer of the corporation is as follows:

President:   William L. Glascock        5 Church Street Shrewsbury, MA 01545
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Treasurer:   Blake Ross                 14 Chapin Street, Brattleboro, VT 01864
Clerk:       Kevin McCarthy             9 Judith Drive, N. Reading, MA 01864
Directors:   Jeffrey Ellis              84 Keyes Road, Westford, MA 01886
             William L. Glascock        5 Church Street Shrewsbury, MA 01545
             John McGuire               561 Gurleyville Road, Storrs, CT 06268
             William L. Glascock        5 Church Street Shrewsbury, MA 01545

c. The fiscal year (i.e. tax year) of the corporation shall end on the last day of the month of: September

d. The name and business address of the resident agent, if any, of the corporation is: N/A

                                   ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I/we, whose signatures(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provision of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 12th day of November, 1997.

/s/ William D. MacGillivray, Esq.
Bay State Gas Company
300 Friberg Parkway
Westborough, Massachusetts 01581
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Continuation Sheet

ITEM 6A: All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided by law. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, amend or repeal the By-Laws of the Corporation in whole or in part, except with respect to any provision thereof which by law or by these Articles of Organization requires action by the stockholders, and subject to the power of the stockholders to amend or repeal any By-Law adopted by the Board of Directors.

ITEM 6B: Meetings of the stockholders of the Corporation may be held anywhere within the United States.

ITEM 6C: The Corporation may be a partner in any business enterprise which the Corporation would have the power to conduct itself.

ITEM 6D: In the absence of fraud, no contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other organization of which one or more of its directors or officers are directors, trustees or officers, or in which any of them has any financial or other interest, shall be void or voidable, or in any way affected, solely for this reason, or solely because the director or committee thereof which authorizes, approves or ratifies the contract or transaction, or solely because his or their votes are counted for such purposes, if:

(a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee which authorizes, approves or ratifies the contract or transaction, and the Board or committee in good faith authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically authorized, approved or ratified in good faith by vote of the stockholders; or

(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders.

         Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee thereof which authorizes, approves or ratifies the contract or transaction. No director or officer of the Corporation shall be liable or accountable to the Corporation or to any of its stockholders or creditors or to any other person, either for any loss to the Corporation or to any other person or for any gains or profits realized by such director or officer, by reason of any contract or transaction as to which clauses (a), (b), or (c) above are applicable.

ITEM 6E: A director of this Corporation shall not be liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such limitation of liability is not permitted by the Massachusetts Business Corporation Law in effect at the item such liability is determined. No amendment or repeal of the provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts of omissions of such director prior to such amendment or repeal.

ITEM 6F: The Corporation shall indemnify and hold harmless each person who is or shall have been an officer of director of the Corporation from and against any and all claims, liabilities and expenses to which he may be or become subject by reason of his being or having been an officer or a director of the Corporation or by reason of his alleged acts or omissions as an officer or director of the Corporation and shall indemnify and reimburse each such officer and director against and for any and all legal and other expenses reasonably incurred by him in connection
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with any such claims and liabilities, actual or threatened, whether or not at or prior to the time when so indemnified, held harmless and reimbursed he has ceased to be an officer or a director of the Corporation.

The Corporation shall similarly indemnify and hold harmless persons who serve and shall have served at its request as directors or officers of another organization in which the Corporation directly or indirectly owns shares or of which it is a creditor.

Such indemnification may include payment by the Corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification hereunder.

No indemnification shall be provided for any person with respect to any matter as to which such person shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the Corporation; nor shall indemnification be provided where the Corporation is required or has undertaken to submit to a court of appropriate jurisdiction the question of whether or not indemnification by it is against public policy and it has been finally adjudicated that such indemnification is against public policy; provided, however, that, prior to such final adjudication, the Corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment, or both, appears, in the judgment or a majority of those members of the Board of Directors who are not directly involved in such matters, to be for the best interest of the Corporation as evidenced by a vote to that effect adopted after receipt by the Corporation of a written opinion of counsel for the Corporation that, based on the facts available to such counsel, such person has not acted in manner that would prohibit indemnification.

The foregoing right of indemnification shall not be exclusive of any other rights to which any such person is entitled under any agreement, vote of stockholders, statute, or as a matter of law, or otherwise. The provisions hereof are separable, and if any provision or portion hereof shall for any reason be held inapplicable, illegal or ineffective, this shall not affect any other right of indemnification existing hereunder. As used herein, the terms director and officer include persons elected or appointed as officers by the Board of Directors, and persons who serve by vote or at the request of the Corporation as directors, officers or trustees of another organization in which the Corporation has any direct or indirect interest as a shareholder, creditor or otherwise.
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                       THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION
                          (General Laws, Chapter 156B)

I hereby certify that, upon examination of these Articles of Organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of the Corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $200 having been paid, said articles are deemed to have been filed with me this 13th day of November 1997.

                           /s/ WILLIAM FRANCIS GALVIN
                          Secretary of the Commonwealth